Exhibit 10.1

PORTIONS OF INFORMATION CONTAINED IN THIS AGREEMENT HAVE BEEN
EXCLUDED FROM THIS AGREEMENT BECAUSE THEY ARE BOTH NOT MATERIAL AND
THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. EXCLUDED INFORMATION IS MARKED AS [***] BELOW

TAX CREDIT PURCHASE AGREEMENT
by and between
APOLLO MANAGEMENT HOLDINGS, L.P.
and
OPAL PARAGON LLC
Dated as of September 13, 2024

Exhibit 10.1
TABLE OF CONTENTS
Section 1    Defined Terms; Terms Generally    1
(a)Defined Terms    1
(b)Terms Generally    8
Section 2    Purchase and Sale of Tax Credits    8
Section 3    Conditions Precedent    9
Section 4    Representations and Warranties    10
(a)Mutual Representations and Warranties of the Parties    10
(b)Representations and Warranties of the Buyer    11
(c)Representations and Warranties of the Partner Counterparty    11
Section 5    Covenants    12
(a)Covenants of the Buyer    12
(b)Covenants of the Partner Counterparty    12
(c)Transfer Election    16
(d)Further Assurances    17
Section 6    Partner Counterparty Indemnification    17
(a)Seller Indemnification    17
(b)Limitations on Liability    17
(c)After-Tax Basis    18
(d)Tax Contests    18
(e)Survival of Representations and Warranties of the Partner Counterparty    19
(f)Survival of Representations and Warranties of the Buyer    19
(g)Notice of Claims    19
(h)Indemnity Payment    19
Section 7    Miscellaneous    20
(a)Amendments; Waivers    20
(b)Notices    20
(c)Entire Agreement; No Other Representations    20
(d)Counterparts    20
(e)GOVERNING LAW    21
(f)WAIVER OF JURY TRIAL    21
(g)SUBMISSION TO JURISDICTION    21
(h)Severability    21
(i)Binding Effect; Assignment    21
(j)Public Announcements    21
(k)Confidentiality    22

Exhibit 10.1
(l)Specific Performance    23
(m)Protection of Title; Transfers Intended as Sale; Security Interest    23

Exhibit 10.1
Schedules and Exhibits
Schedule 1    Seller Account
Schedule 2    Partner Counterparty Deliverables
Schedule 3    Buyer Deliverables
Schedule 4    Buyer Representations and Warranties
Schedule 5    Partner Counterparty Representations and Warranties Schedule 6    Notice Information for the Parties
Schedule 7    Real Property
Schedule 8    Insurance
Schedule 9    Existing Indebtedness and Liens
Schedule 10    Material Project Documents
Exhibit 1    Form of Transfer Election Statement
Exhibit 2    Form of Continuous Operation Certificate
TAX CREDIT PURCHASE AGREEMENT
This TAX CREDIT PURCHASE AGREEMENT (this “Agreement”), dated as of September 13, 2024 (the “Effective Date”), is entered into by and between APOLLO MANAGEMENT HOLDINGS, L.P., a Delaware corporation (the “Buyer”), and OPAL PARAGON LLC, a Delaware limited liability company (the “Partner Counterparty”).
RECITALS
WHEREAS, the Partner Counterparty owns a 50% equity interest in Paragon RNG LLC, a Delaware limited liability company, which is a series membership LLC formed under the Delaware Limited Liability Company Act that includes Paragon RNG LLC – Emerald Series (Paragon RNG LLC, including such series, “Seller”).
WHEREAS, Seller owns 100% of the membership interests in Emerald RNG LLC, a Delaware limited liability company (the “Project Company” and, together with the Seller, collectively, the “Seller Parties”), which owns and operates the landfill renewable natural gas (“RNG”) development project with a designed capacity of approximately 9,000 standard cubic feet per minute located in Northville, Michigan more commonly referred to as the Emerald RNG Project (the “Facility”);
WHEREAS, Section 48(a) of the Code provides for investment tax credits (“Tax Credits”) for the taxpayer that owns and places in service for U.S. federal income tax purposes the Facility;
WHEREAS, the Seller became eligible to receive Tax Credits in connection with its ownership of the Facility;
WHEREAS, Section 6418 of the Code specifically authorizes an eligible taxpayer, including the Seller, to transfer Tax Credits to an unrelated Person;
WHEREAS, in accordance with Section 6418 of the Code, the Buyer is a Person who is unrelated to the Seller; and
WHEREAS, the Buyer desires to acquire Tax Credits from the Seller, and the Seller desires to sell Tax Credits to the Buyer, in each case, on the terms and conditions set forth herein.

Exhibit 10.1
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partner Counterparty and the Buyer agree as follows:
Section 1    Defined Terms; Terms Generally.
(a)    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified. For purposes of this definition, the term “control” (and correlative terms) means (a) the ownership of 20% or more of the equity interest in a Person or (b) the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the policies or management of a Person.
“Agreement” has the meaning specified in the introductory paragraph.

Exhibit 10.1
“Anti-Corruption Laws” means all laws, regulations or orders relating to anti-bribery or anti- corruption (governmental or commercial); including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and all applicable national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Anti-Money Laundering Laws” means the Lender Secrecy Act, 31 U.S.C. Sections 5311 et seq. (the “BSA”), and all applicable laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. Sections 1956 and 1957.
“Applicable Law” means, as to any Person, any law, statute, rule, constitution, regulation, ordinance, order, code, judgment, decree, directive, injunction, writ or similar action or decision duly implementing any of the foregoing which has been enacted, issued or promulgated by any Governmental Authority, in each case, applicable to or binding upon such Person or any of its property, or to which such Person or any of its property is subject.
“Appraisal” means the Appraisal of the Emerald RNG Facility dated as of September 13, 2024 prepared by Marshall & Stevens Incorporated.
“Business Day” means any calendar day other than a Saturday, Sunday or other calendar day on which banks are authorized to be closed in New York, New York.
“Buyer” has the meaning specified in the introductory paragraph.
“Buyer Deliverables” means those items identified on Schedule 3 which are to be delivered by the Buyer to the Partner Counterparty on or prior to the Effective Date.
“Buyer Indemnified Parties” has the meaning specified in Section 6(a).
“Casualty Event” means any casualty, loss, destruction or material damage that eliminates or otherwise impairs, the Facility or the Facility Site, or any portion thereof.
“Change in Tax Law Termination Event” has the meaning specified in Section 3(f).
“Closing Date” means the date on which all of the conditions precedent set forth in Section 3 have been satisfied (or waived by the Parties).
“Code” means the Internal Revenue Code of 1986.
“Commencement of Construction Certificate” has the meaning specified in Schedule 2.
“Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) the U.S. Internal Revenue Service, (f) the U.S. Justice Department, and (g) the U.S. Securities and Exchange Commission, and similar Governmental Authorities of the United Kingdom and the European Union and its member states.
“Condemnation Event” means any condemnation, taking by eminent domain or similar action with respect to the Facility or the Facility Site or any portion thereof or any other material asset of any Seller Party.

Exhibit 10.1
“Confidential Information” has the meaning specified in Section 7(k)(i).
“Continuous Operation Certificate” means a certificate of the Partner Counterparty in substantially the form of Exhibit 2 and delivered to the Buyer from time to time pursuant to Section 5(b)(x).
“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Cost Segregation Report” means the report prepared by Marshall & Stevens, Incorporated, dated as of September 13, 2024, for the Facility showing the tax basis that the Project Company has in its assets allocated among the various assets for cost recovery purposes and delivered to the Buyer by the Partner Counterparty prior to the Effective Date.
“Effective Date” has the meaning specified in the introductory paragraph.
“Eligible Credit Property” means each “energy property” within the meaning of Treasury Regulations Section 1.6418-1(d)(9)(i) included in the Facility.
“EPC Contract” has the meaning specified in Schedule 10.
“Facility” has the meaning specified in the recitals.
“Facility Site” means the real property described in Schedule 7.
“Final Determination” means the earlier of (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, (b) a closing agreement entered into pursuant to Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding, in each case, with the written consent of the Partner Counterparty (such consent not to be unreasonably withheld, conditioned, or delayed), (c) the date on which the time for instituting a claim for refund has expired, or if a claim was filed, the time for instituting suit with respect thereto has expired, or (d) the date on which the eligible taxpayer (within the meaning of Section 6418 of the Code) or the Buyer has filed a tax return (or amended tax return) or other tax form (including IRS Form 4255) that reflects a recapture of the Transferred Tax Credits that was consented to by the Partner Counterparty.
“Funds Flow Memorandum” means a memorandum detailing the sources and uses and flow of funds, including proceeds of the Purchase Price and the payment of transaction costs and expenses, including payment of the Structuring Fee, on the Payment Date, in form and substance satisfactory to the Parties.
“GAAP” means generally accepted accounting principles in the U.S., as in effect from time to time. “GFL” means GFL Environmental Inc., an Ontario corporation.
“Governmental Approval” means any action, consent, filing, notification, order, certificate, determination, registration, permit, license, approval or authorization by, with, from or of any Governmental Authority or other entity pursuant to Applicable Law.
“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency,

Exhibit 10.1
authority, instrumentality, regulatory body, court, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government in any jurisdiction.
“Indemnity Cap” has the meaning specified in Section 6(b).
“Independent Engineer” means Luminate, LLC.
“Independent Engineer Report” means the report entitled “Emerald Renewable Natural Gas Production Facility Independent Engineer’s Report” dated as of May 12, 2023, and delivered by the Independent Engineer, including all exhibits, appendices and any other attachments.
“Insurance Consultant” means Moore-McNeil, LLC or any other national insurance consultant as mutually agreed by the Parties.
“Insurance Consultant Report” means the Insurance Report (Emerald Project) of the Insurance Consultant dated as of September 11, 2024.
“IRS” means the Internal Revenue Service, or any successor agency. “ITCs” means investment tax credits pursuant to Section 48 of the Code.
“Knowledge” means, with respect to any Person, the actual knowledge of such Person after due inquiry, into the affairs of such Person and the officers, directors and senior managers (and individuals holding similar titles) of such Person.
“Lien” means any lien, security interest, mortgage, hypothecation, encumbrance or other restriction on title or property interest.
“Material Adverse Effect” means, with respect to a Person, a material adverse effect on (a) the ability of such Person to consummate the Transactions (to the extent such Person is involved with the Transactions), (b) the purchase or transfer of the Transferred Tax Credits as contemplated by this Agreement, (c) the business, assets, liabilities, prospects or results of operations or financial condition of such Person (or, if such Person is a Seller Party, the Facility), (d) the ability of such Person to perform its respective obligations under the Transaction Documents (to the extent such Person has obligations thereunder), or (e) the Transferred Tax Credits.
“Material Project Documents” means the agreements and contracts set forth on Schedule 10.
“Minimum Documentation” has the meaning specified in Schedule 2.
“Notice” has the meaning specified in Section 7(b).
“O&M Agreement” has the meaning specified in Schedule 10.
“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control. “Opal Parties” means the Partner Counterparty and the Partner Guarantor.
“Partner Counterparty” has the meaning specified in the introductory paragraph.

Exhibit 10.1
“Partner Counterparty Deliverables” means those items identified on Schedule 2 which are to be delivered by the Partner Counterparty to the Buyer on or prior to the Effective Date.

Exhibit 10.1
“Partner Guarantor” means OPAL Fuels Inc., a Delaware corporation.
“Partner Guaranty” means the Guaranty Agreement dated as of the Effective Date, made by the Partner Guarantor, in favor of the Buyer, and any Replacement Guaranty.
“Party” means, individually, each of the Buyer and the Partner Counterparty and, collectively, the Buyer and the Partner Counterparty.
“Payment Date” has the meaning specified in Section 2(b).
“Permitted Equity Lien” means, with respect to the ownership interests in a Person, any contractual limitations pursuant to the operating agreement or bylaws of such Person and any restrictions on transfer of the ownership interests in a Person under any applicable federal, state or foreign securities law.
“Permitted Indebtedness” means:
(a)indebtedness existing on the Closing Date and set forth on Schedule 9 and any replacement or refinancing thereof;
(b)secured or unsecured indebtedness of a Seller Party for which the Partner Counterparty has delivered (or caused to be delivered) to the Buyer an interparty (forbearance) agreement in form and substance reasonably satisfactory to the Buyer among the provider of such indebtedness, the Seller Party incurring such indebtedness and the Buyer; or
(c)other indebtedness incurred in the ordinary course of business that is not for borrowed money, and do not have a Material Adverse Effect on any indebted Person and the foreclosure or other exercise of remedies with respect thereto could not reasonably be expected to result in (i) a recapture, loss or disallowance of all or any portion of the Transferred Tax Credits or (ii) the Facility being not eligible for ITCs under Section 48 of the Code.
“Permitted Lien” means:
(a)Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, employees’, contractors’, operators’ or other similar Liens or charges securing the payment of expenses not yet due and payable that were incurred in the ordinary course of business or for amounts being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;
(c)obligations or duties to any Governmental Authority not yet due and payable arising in the ordinary course of business (including under licenses and permits of the Seller or the Project Company and under all Applicable Laws or orders of any Governmental Authority);
(d)Liens arising out of judgments or awards not in excess of $100,000 in the aggregate so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserve in accordance with GAAP, bonds or other security have been provided or are fully covered by insurance;

Exhibit 10.1
(e)with respect to the Project Company, leases, other property rights and Liens of record and zoning and other land use restrictions, in each case that do not impair the value of the Facility and that do not materially interfere with the ordinary conduct of business of the Seller or the Project Company;
(f)with respect to the Project Company, all easements, rights-of-way, restrictions, reservations and other similar encumbrances existing or incurred in the ordinary course of business that do not impair the value of the Facility and do not materially interfere with the ordinary conduct of the business of the Project Company;
(g)Permitted Equity Liens;
(h)Liens existing on the Closing Date and set forth on Schedule 9 and any replacement or refinancing Lien; and
(i)all other Liens that are incurred in the ordinary course of business by any Person in connection with the rights of third parties to use the Facility’s facilities that are required pursuant to any open access requirements under Applicable Law, are not for borrowed money and do not have a Material Adverse Effect on such Person.
“Person” means any natural person, corporation, limited or unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Placed in Service” means placed in service for U.S. federal income tax purposes. “Pre-Filing Registration” has the meaning specified in Schedule 2.
“Project Company” has the meaning specified in the recitals. “Purchase Price” has the meaning specified in Section 2(a).
“Recapture Period” means the period commencing on the date the Facility was Placed in Service and ending on the fifth anniversary thereof.
“Replacement Guaranty” means a replacement guaranty agreement delivered in accordance with Section 5(b)(xiii).
“Required Governmental Approvals” has the meaning specified in Schedule 5.
“Sanctioned Country” means a country the subject of a Sanctions program maintained by any Compliance Authority.
“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred Person, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), including by virtue of being owned or controlled by any such person, group, regime, entity or thing, under any Sanctions order or directive.
“Sanctions” means those economic and trade sanctions and embargoes enforced or administered by any Compliance Authority, including without limitation the foreign assets control regulations of the U.S. Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto.

Exhibit 10.1
“Seller” has the meaning specified in the introductory paragraph.
“Seller Account” means the deposit account of the Seller identified on Schedule 1 into which the Purchase Price shall be paid.
“Seller Parties” has the meaning set forth in the Recitals.
“Specified Tax Representations” means the representations and warranties of the Partner Counterparty set forth in Section 4(a)(vii) (solely with respect to the Partner Counterparty), and in Items (1), (5), (6), (7) (11) and (12) on Schedule 5.
“Structuring Fee” has the meaning specified in the Structuring Fee Letter.
“Structuring Fee Letter” means the Structuring Fee Letter dated as of the date hereof among Apterra Infrastructure Capital LLC and Partner Counterparty.
“Substantial Completion” means “Substantial Completion” as defined in the EPC Contract. “Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto. “Tax Credit Loss” has the meaning specified in Section 6(a).
“Tax Credits” has the meaning specified in the recitals.
“Tax Exempt Person” means (a) the U.S., any state or political subdivision thereof, any possession of the U.S. or any agency or instrumentality of any of the foregoing, (b) any organization which is exempt from tax imposed by the Code (including any former tax-exempt organization within the meaning of Section 168(h)(2)(E) of the Code), (c) any Person who is not a “United States person” under Section 7701(a)(30) of the Code, (d) any Indian tribal government described in Section 7701(a)(40) of the Code, (e) any entity referred to in Section 54(j)(4) of the Code, (f) any Person ineligible for ITCs in whole or in part pursuant to Code Section 50 and the Treasury Regulations thereunder, (g) any “tax-exempt controlled entity” under Section 168(h)(6)(F) of the Code, and (h) any partnership or other pass-through entity (including a single- member disregarded entity) any direct or indirect partner of which (or other direct or indirect holder of an equity or profits interest) is described in clauses (a) through (g), unless such Person holds its interest in the partnership or other pass-through entity indirectly through an entity taxable as a corporation for U.S. federal income tax purposes, other than a “tax-exempt controlled entity”; provided, however, that any such Person shall not be considered a Tax Exempt Person to the extent that (i) the exception under Section 168(h)(1)(D) of the Code applies with respect to the income from Seller for that Person, (ii) the Person is described within clause (c) of this definition, and the exception under Section 168(h)(2)(B)(i) of the Code applies with respect to the income from Seller for that Person, or (iii) such Person avoids being a “tax-exempt controlled entity” under Section 168(h)(6)(F) of the Code by making an election under Section 168(h)(6)(F)(ii) of the Code.
“Tax Insurance Policy” means the tax liability insurance policy or policies with respect to the Transactions, bound and effective as of the Effective Date.
“Transaction Documents” means this Agreement, the Partner Guaranty and the Structuring Fee
Letter.

Exhibit 10.1
“Transactions” means, collectively, the execution and delivery of the Transaction Documents by the parties thereto and the performance of the obligations of such parties thereunder, including the sale and transfer of the Transferred Tax Credits and the payment therefor.
“Transfer Election” has the meaning specified in Section 5(c).
“Transfer Election Statement” has the meaning specified in Schedule 2.
“Transferred Tax Credits” has the meaning specified in Section 2(a).
“Treasury” means the U.S. Department of Treasury.
“Unavailable” means, with respect to any insurance required to be maintained hereunder with respect to the Facility (other than the Tax Insurance Policy), that such insurance is no longer available, commercially feasible or only available on cost prohibitive terms in the commercial insurance market for renewable natural gas projects of type and capacity similar to the Facility.
“Uniform Commercial Code” means the Uniform Commercial Code as in effect in New York; provided that, if by reason of mandatory provisions of law, the perfection or the effect of perfection or non- perfection of any relevant security interest is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, such term shall mean the Uniform Commercial Code as in effect in such other jurisdiction.
“U.S.” means the United States of America.
(b) Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement (including this Agreement), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and permitted assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vi) any reference to any Applicable Law shall, unless otherwise specified, refer to such Applicable Law as amended, modified or supplemented from time to time and shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, interpreting or administering such Applicable Law.
Section 2    Purchase and Sale of Tax Credits.
(a) Subject to the satisfaction of the conditions set forth in Section 3, the Partner Counterparty hereby agrees to cause the Seller to assign, transfer and convey to the Buyer, and the Buyer hereby agrees

Exhibit 10.1
to purchase from the Seller, on the Closing Date, $11,096,604 of Tax Credits generated by the Seller placing the Facility in service for U.S. federal income tax purposes (such Tax Credits, the “Transferred Tax Credits”), for a purchase price equal to [***] (the “Purchase Price”). The Transferred Tax Credits
(i) represent all of the Tax Credits that, but for this Agreement, would be claimed by the Partner Counterparty and arising from its ownership interest in the Seller and (ii) do not include any Tax Credits claimed by GFL, the only other owner of ownership interests in the Seller.
(b) The Buyer shall pay the Purchase Price to the Seller, in immediately available funds, in
U.S. Dollars on or before the date that is 20 days after the Closing Date (such payment date, the “Payment Date”). The payment of the Purchase Price shall be made by wire transfer of the Purchase Price on the Payment Date to the Seller Account in accordance with the Funds Flow Memorandum.
Section 3    Conditions Precedent.
The effectiveness of this Agreement and the obligations of the Buyer and the Partner Counterparty under this Agreement shall be subject to the satisfaction of each of the following conditions, any of which may be waived, in whole or in part, by the Party to whose benefit the conditions inures, in its sole discretion:
(a)The Buyer and the Partner Counterparty shall each receive executed counterparts of this Agreement, duly executed by an officer or other authorized representative of such Party. The Buyer shall have received an executed copy of the Partner Guaranty duly executed by an officer or other authorized representative of the Partner Guarantor. The Buyer and the Partner Counterparty shall each receive an executed copy of the Structuring Fee Letter.
(b)The representations and warranties of the Parties set forth in Section 4 shall be true and correct in all respects.
(c)The Buyer shall have received each of the Partner Counterparty Deliverables and the Partner Counterparty shall have received each of the Buyer Deliverables.
(d)The Buyer shall have (i) satisfactorily completed its due diligence of the Facility and its qualification for the Transferred Tax Credits and the eligibility of the Seller to transfer the Transferred Tax Credits to the Buyer under Section 6418 of the Code and (ii) received all necessary internal credit and management approvals with respect to the purchase of the Transferred Tax Credits.
(e)The Buyer shall have received a tax opinion from Mayer Brown LLP, as tax counsel to the Buyer, in form and substance reasonably satisfactory to Buyer.
(f)No federal income tax law, regulation or guidance shall have been enacted, promulgated, proposed, issued, published or changed and no Governmental Authority has ruled with respect to any Applicable Law, regulation or guidance in a manner that (i) is reasonably likely to limit, restrict, reduce, or disallow the Transferred Tax Credits or the transfer thereof as contemplated hereby or (ii) creates a reasonable likelihood that the Transferred Tax Credits will not be allowed, be reduced or be recaptured (a “Change in Tax Law Termination Event”), in each case, excluding any item affecting whether the Buyer has sufficient tax liability to efficiently utilize the Transferred Tax Credits.
(g)No Condemnation Event shall have occurred, is pending, or threatened in writing, that is material to the ownership or operation of the Facility or the sale of RNG therefrom, and no unrepaired Casualty Event shall exist that is material to the ownership or operation of the Facility or the sale of RNG therefrom unless, in the opinion of the Independent Engineer, such Casualty Event is capable of repair in a time frame that is reasonably satisfactory to the Buyer.

Exhibit 10.1
(h)The Parties shall be satisfied that the transfer provisions and mechanics in this Agreement and any other applicable provisions of this Agreement have been updated to comply with any guidance the IRS or Treasury issued under Section 6418 of the Code, in a manner satisfactory to both Parties.
(i)The Parties shall have agreed on a final Funds Flow Memorandum.
(j)No Material Adverse Effect shall have occurred and be continuing with respect to the Buyer, any Opal Party, any Seller Party or the Facility.
(k)The Partner Counterparty shall have delivered prior written notice to the Buyer at least five Business Days (or such shorter time as approved by Buyer, such approval not to be unreasonably withheld, delayed or conditioned) prior to the proposed Closing Date.
(l)The Opal Parties will (on a joint and several basis) have paid or arranged to pay in the Funds Flow Memorandum the legal fees and expenses incurred by Buyer in connection with the Transaction and the negotiation, execution and delivery of the Transaction Documents and the other documents related thereto.
Section 4    Representations and Warranties.
(a)Mutual Representations and Warranties of the Parties. Each of the Buyer and the Partner Counterparty represents and warrants, as to itself (except as otherwise provided below), to the other Party on and as of the Effective Date as follows:
(i)Organization and Authority. Such Party is a limited liability company, partnership or corporation, as the case may be, validly existing and in good standing under the laws of the State of such Party’s organization or incorporation, as the case may be, and such Party has all requisite limited liability, partnership or corporate, as the case may be, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party.
(ii)Authorization and Execution. Each Transaction Document to which such Party is a party has been duly and validly authorized, executed and delivered by such Party and (assuming due authorization, execution and delivery by each other party thereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors as well as to general principles of equity whether considered at law or in equity.
(iii)No Violation. Neither the execution and delivery of this Agreement or any other Transaction Document by such Party nor the performance of such Party’s obligations hereunder or thereunder will (A) conflict with, or result in a breach of, any provision of the organizational documents of such Party, (B) violate or conflict with (or give rise to any right of termination, cancellation or acceleration under) any of the terms, conditions or provisions of any material contract or other material instrument, agreement or obligation to which such Party is a party or by which such Party or such Party’s assets are bound or (C) violate any Applicable Law or any license, franchise, permit or other authorization applicable to or affecting such Party or any of its assets (or result in the imposition of a Lien, other than Permitted Liens, upon any such assets) except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect on such Party.

Exhibit 10.1
(iv)No Consents. All third party consents, approvals and filings, including Governmental Approvals, required to be obtained or made by such Party to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.
(v)Legal Proceedings. There are no pending or, to the Knowledge of such Party, threatened in writing, disputes, governmental investigations, suits, actions (including non-judicial real or personal property foreclosure actions), arbitrations, legal, administrative or other proceedings of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against such Party that (A) disputes the enforceability or validity of this Agreement, any other Transaction Document or any Material Project Document or (B) could reasonably be expected to have a Material Adverse Effect on such Party.
(vi)Bankruptcy. No voluntary actions or, to the Knowledge of such Party, involuntary actions are pending or threatened against such Party (and, with respect to this representation as made by the Partner Counterparty, no such actions are pending or threatened against any Seller Party) under the insolvency or bankruptcy laws of the U.S. or any other jurisdiction.
(vii)Related Party. To the Knowledge of such Party, the Buyer is not related to the Seller within the meaning of Section 267(b) or 707(b)(1) of the Code.
(viii)Sanctions; Foreign Assets Control Regulations. The purchase and sale of the Transferred Tax Credits by the Buyer (with respect to the representations made by the Buyer) and the Seller (with respect to the representations made by the Partner Counterparty) does not violate any Sanctions. Neither the Buyer (with respect to the representations made by the Buyer) nor the Seller (with respect to the representations made by the Partner Counterparty) (A) is a Sanctioned Person or otherwise a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or otherwise a Sanctioned Person,
(B) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person, (C) violated nor is in violation of Sanctions, and (D) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person.
(b)Representations and Warranties of the Buyer. To induce the Partner Counterparty to enter into this Agreement and to consummate the Transactions contemplated by this Agreement and the other Transaction Documents, the Buyer makes the representations and warranties set forth on Schedule 4 to the Partner Counterparty on and as of the Effective Date.
(c)Representations and Warranties of the Partner Counterparty. To induce the Buyer to enter into this Agreement and to consummate the Transactions contemplated by this Agreement and the other Transaction Documents, the Partner Counterparty makes the representations and warranties set forth on Schedule 5 to the Buyer on and as of the Effective Date.

Exhibit 10.1
Section 5    Covenants.
(a)Covenants of the Buyer.
(i)Further Transfer of the Transferred Tax Credits. The Buyer shall not make an election under Section 6418(a) of the Code to transfer any of the Transferred Tax Credits to another Person.
(ii)Related Person. The Buyer shall not, and shall cause its Affiliates to not, take any affirmative action to become related to the Seller within the meaning of Section 267(b) or 707(b)(1) of the Code.
(iii)IRS Audits. If the IRS audits the right of the Buyer to claim, receive or use the Transferred Tax Credits, or to accept or buy the Transferred Tax Credits, the Buyer shall promptly notify the Partner Counterparty upon becoming aware of such audit and provide a reasonably detailed description thereof.
(iv)In the U.S. federal income tax return filed with respect to the tax year in which the Transferred Tax Credits are generated, the Buyer shall timely file such tax return and include (A) IRS Form 3800, General Business Credit, which shall include all of the registration numbers of the Eligible Credit Property associated with the Transferred Tax Credits and (B) the Transfer Election Statement.
(v)Upon receipt of the Transfer Election Statement from the Partner Counterparty executed by the Seller, the Buyer shall provide written consent with respect to the Transfer Election Statement in accordance with Treasury Regulation Section 1.6418-2(b)(5)(i), provided that such Transfer Election Statement reflects the comments of Buyer described in Section 5(b)(iv)(D).
(b)Covenants of the Partner Counterparty.
(i)Claiming of Transferred Tax Credits. The Partner Counterparty shall cause the Seller not to, and shall not cause or permit the Project Company to, (A) claim on its federal income tax return the benefits of any Transferred Tax Credits or (B) take any position for any purpose inconsistent with a sale or transfer of the Transferred Tax Credits hereunder. Other than the Transferred Tax Credits purchased hereunder, the Partner Counterparty shall cause the Seller not to, and shall not cause or permit the Project Company to sell, contribute or otherwise transfer any ITCs or other tax credits attributable to the Facility to any Person other than the Buyer; it being understood by and between the Parties that (x) only the 50% share of the ITCs allocated to the Partner Counterparty with respect to the Facility are being sold pursuant to this Agreement as noted above in Section 2(a) and (y) projects other than the Facility owned by the Seller or that may be owned in the future by the Seller may qualify for ITCs that may be sold to a different party pursuant to a separate agreement.
(ii)Related Person. The Partner Counterparty shall not, and shall cause the Seller and its Affiliates to not, take any affirmative action to become related to the Buyer within the meaning of Section 267(b) or 707(b)(1) of the Code.
(iii)IRS Audits. If the IRS audits the right of the Seller to claim or receive the Transferred Tax Credits, or to sell or transfer the Transferred Tax Credits, the Partner

Exhibit 10.1
Counterparty shall promptly notify the Buyer upon becoming aware of such audit and provide a reasonably detailed description thereof.

Exhibit 10.1
(iv)Reporting Requirements. The Partner Counterparty shall cause the Seller to comply with all reporting requirements required by the IRS, Treasury, Applicable Law or this Agreement (consistent with current and future guidance issued under Section 6418 of the Code) as necessary to effectuate the transfer of the Transferred Tax Credits. In the U.S. federal income tax return filed with respect to the tax year in which Transferred Tax Credits are generated, the Partner Counterparty shall cause the Seller to include (A) a properly completed IRS Form 3468 with respect to the Transferred Tax Credits, (B) IRS Form 3800, General Business Credit, which shall include all of the registration numbers of the Eligible Credit Property associated with the Transferred Tax Credits, (C) a statement attached to IRS Form 3800 that shows the amount of the Transferred Tax Credits for each Eligible Credit Property, (D) the Transfer Election Statement (provided that prior to submission of such Transfer Election Statement, the Partner Counterparty shall cause the Seller to provide Buyer a draft of such Transfer Election Statement, Buyer shall review and provide the Partner Counterparty with any comments to such Transfer Election Statement within ten Business Days of the Buyer’s receipt of such Transfer Election Statement, and the Partner Counterparty shall ensure that the Seller will consider Buyer’s comments in good faith and update the Transfer Election Statement accordingly), and (E) any other information required by the IRS.
(v)Pre-Filing Registration. The Partner Counterparty shall ensure that Seller shall make any required amendment to the Pre-Filing Registration (or, if required, submit a new Pre- Filing Registration) in accordance with Treasury Regulation Section 1.6418-4(c)(4).
(vi)Minimum Documentation. The Partner Counterparty shall cause the Seller to provide the IRS and the Buyer, as applicable, with any additional information or registration required by the IRS under Section 6418(g)(1) of the Code as a condition to, and prior to, any transfer of the Transferred Tax Credits for the purpose of preventing duplication, fraud, improper payments or excessive payments, including such Minimum Documentation required pursuant to Treasury Regulations Section 1.6418-2(b)(5)(iv).
(vii)Recapture. Prior to the end of the Recapture Period, (A) the Partner Counterparty shall cause the Seller not to, and shall cause the Project Company not to, (i) take any action or fail to take any action or suffer to exist any event or condition that would reasonably be expected to result in a recapture, loss or disallowance of all or any portion of the Transferred Tax Credits for which the Buyer is liable or cause the Facility to be considered to have been taken out of service for federal income tax purposes, in each case, other than actions in response to a Casualty Event or Condemnation Event or event of force majeure or as necessary to comply with Applicable Laws or directly or indirectly transfer any direct or indirect interest in the Project Company or any interest in the Facility in a manner that could reasonably be expected to result in recapture of any Transferred Tax Credit in accordance with Sections 50 and 6418 of the Code and (B) the Partner Counterparty shall cause the Seller to maintain the Facility’s eligibility for ITCs under Section 48 of the Code; provided, however, that this clause (vii) shall not prohibit or require any action (or inaction) that results in a Tax Credit Loss that is fully insured pursuant to the Tax Insurance Policy.
(viii)Recapture Notification. The Partner Counterparty shall cause the Seller to promptly notify the Buyer in writing of the occurrence of any recapture of the Transferred Tax Credits or any event that would reasonably be expected to result in such recapture (in each case, no later than thirty days after obtaining Knowledge thereof), including a reasonably detailed description of the events giving rise to such recapture.

Exhibit 10.1
(ix) Maintenance of Insurance. During the Recapture Period, the Partner Counterparty shall cause the Seller to cause the Project Company to maintain the Tax Insurance Policy and property and casualty insurance on the Facility consistent with the Facility’s insurance coverage as of the Closing Date and in compliance with the requirements set forth on Schedule 8; provided, that if (and only for so long as) such property and casualty insurance is Unavailable, as confirmed by the Insurance Consultant along with a reasonably detailed written explanation of the basis for such conclusion, the Partner Counterparty shall not be required to cause the Seller to cause the Project Company to maintain such Unavailable insurance.
(x) Continuous Operation Certificate. During the Recapture Period, the Partner Counterparty deliver to the Buyer, on or before the date that is ten Business Days after date of each anniversary of the Closing Date, a Continuous Operation Certificate, certifying that the Facility remains in continued operation (except for scheduled maintenance downtime or any downtime attributable to a Casualty Event or Condemnation Event or event of force majeure), no recapture of Transferred Tax Credits has occurred (or, if a recapture has occurred, a reasonably detailed report of such recapture), and the Facility’s insurance coverage (subject to the terms of Section 5(b)(ix)) remains in place.
(xi) Indebtedness and Liens. During the Recapture Period, the Partner Counterparty shall not, and shall cause the Seller Parties to not, incur or suffer to exist any (A) Liens except Permitted Liens; (B) secured or unsecured indebtedness except Permitted Indebtedness; provided, however, that this clause (xi) shall not prohibit or require any action (or inaction) that results in a Tax Credit Loss that is fully insured pursuant to the Tax Insurance Policy.
(xii) Tax Year Election. The Partner Counterparty shall cause the Seller to not make any election to change its taxable year for U.S. federal income tax purposes.
(xiii) Replacement Guaranty. Until the expiration of the statute of limitations (including extensions) for assessment and collection of tax by the IRS with respect to tax returns filed by the Seller for each year of the Recapture Period, the Partner Counterparty shall not replace the Partner Guaranty or the Partner Guarantor without the Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed), unless the following conditions are satisfied, in which case the consent of the Buyer shall not be required and the replacement guarantor shall be the successor to the Partner Guarantor that it has replaced hereunder:
(A)such replacement guarantor either (i) has a rating not less than “BBB” from S&P or “Baa2” from Moody’s or (ii) has a tangible net worth of at least five hundred million dollars ($500,000,000), calculated based on the most recent annual audited or quarterly unaudited financial statements of such replacement guarantor;
(B)such replacement guarantor becomes a party to the existing Partner Guaranty or delivers a replacement guaranty (i) in the same form as such Partner Guaranty or (ii) in such other form and on such other terms satisfactory to the Buyer;
(C)the Buyer has received at least ten Business Days’ prior notice of such replacement and all documentation and information requested by the Buyer to comply with the requirements of the USA PATRIOT Act of 2001 and all applicable “know your customer” rules and regulations and Anti-Corruption Laws;
(D)such replacement guarantor is an Affiliate of the Seller, and the Buyer shall have received evidence reasonably satisfactory to it showing the relationship between the Seller and such replacement guarantor; and

Exhibit 10.1

(E)the replacement guarantor provides a legal opinion in form and substance reasonably satisfactory to the Buyer covering enforceability of the replacement guaranty and certain related New York law matters substantially similar to the opinion letter delivered pursuant to clause (5)(a) of Schedule 2 and covering certain corporate matters substantially similar to the opinion letter delivered pursuant to clause (5b) or (5c), as applicable, of Schedule 2.
(xiv) Credit Trigger. If a Credit Trigger (as defined in the Partner Guaranty) has occurred, the Partner Counterparty will within twenty days provide a Replacement Guaranty or collateral security to Buyer in the form of cash or a letter of credit (from a financial institution rated at least “A3” from Moody’s and “A-” from S&P and in form and substance reasonably acceptable to Buyer). Such collateral security shall be in an amount equal to 150% of the Purchase Price (provided that the Purchase Price, for purposes of such calculation, shall be reduced by 20% upon the expiration of the statute of limitations (including extensions) for assessment and collection of tax by the IRS with respect to tax returns filed by the Seller for the first year of the Recapture Period, and then by an additional 20% each annual anniversary thereafter). The Parties agree that, upon a breach of this Section 5(b)(xiv) by the Partner Counterparty, the remedies at law of Buyer for such breach shall not be a sufficient remedy, that such breach would cause irreparable harm to Buyer, and that Buyer shall be entitled to specific performance of the obligation set forth in this Section 5(b)(xiv) to provide collateral security to Buyer, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity. The Partner Counterparty hereby consents to specific performance as a remedy for any such breach and irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought with respect to this Section 5(b)(xiv).
(xv) Information Generally. During the Recapture Period and upon the reasonable request of the Buyer, the Partner Counterparty shall cause the Seller to provide the Buyer, within a reasonable time (not to exceed ten Business Days) after such request, with such additional information material to the operation of the Facility (other than any such information relating to the design of the Facility) as requested by the Buyer from time to time; provided, that such information is reasonably available to the Seller and the provision thereof to the Buyer would not result in a material burden to the Partner Counterparty or the Seller.
(xvi) Use of Proceeds. The Partner Counterparty shall not, and shall cause the Seller not to use the proceeds of the Purchase Price: (A) in furtherance in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws; (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the U.S.; or (C) in any manner that would result in the violation of any Sanctions applicable to Partner Counterparty or any Seller Party.
(xvii) Condemnation Events and Casualty Events. During the Recapture Period, if a Condemnation Event shall be threatened in writing or occur, or a Casualty Event shall occur with respect to any material portion of the Facility or the Facility Site, the Partner Counterparty shall cause the Seller Parties to (A) promptly upon discovery or receipt of notice of any such threat or occurrence provide written notice thereof to the Buyer; (B) diligently pursue all of its rights to compensation against the relevant Governmental Authority or insurer in respect of such event; (C) not, without the written consent of the Buyer, compromise or settle any claim against such Governmental Authority or insurer; and (D)

Exhibit 10.1
except to the extent restricted or otherwise governed by the terms of any Permitted Indebtedness, not distribute any eminent domain or insurance proceeds unless and until all amounts payable to Buyer hereunder resulting or reasonably likely to result from such event have been paid to the Buyer (or reserved in an escrow account for the benefit of the Buyer in an amount and subject to release conditions acceptable to the Buyer in its sole discretion); provided, however, that this clause (xvii) shall not prohibit or require any action (or inaction) that results in a Tax Credit Loss that is fully insured pursuant to the Tax Insurance Policy.
(xviii) Maintenance. The Partner Counterparty shall cause the Seller Parties to (A) maintain and preserve its existence as a limited liability company, in its respective jurisdiction of organization and all material rights, privileges and franchises necessary or desirable in the normal conduct of its business; (B) perform all of their material contractual obligations under the Material Project Documents and all other material agreements and contracts by which each is bound; (C) maintain its properties and assets in good repair and working order and condition in accordance with prudent industry practices; and (D) maintain in full force and effect all Required Governmental Approvals and any other material Governmental Approvals that are necessary and advisable to conduct its business and to own, insure, operate and maintain the Facility in the manner contemplated by the Material Project Documents, in each case except to the extent that the failure to comply with the foregoing that would not reasonably be expected to cause a recapture of the Transferred Tax Credits or cause Project to be considered to have been taken out of service for federal income tax purposes; provided, however, that this clause (xviii) shall not prohibit or require any action (or inaction) that results in a Tax Credit Loss that is fully insured pursuant to the Tax Insurance Policy.
(xix) Tax Insurance Policy. The Partner Counterparty shall and shall cause the Seller Parties (A) to promptly notify the Buyer of any correspondence received from the insurer under the Tax Insurance Policy, (B) use best efforts to assist the Buyer in its efforts to comply with the terms and conditions of the Tax Insurance Policy, and (C) not to take any action, or fail to take any action, that could cause any loss of coverage thereunder to the Buyer or any Insured (as defined in the Tax Insurance Policy). The Partner Counterparty shall pay (or cause to be paid) all premiums, fees, expenses and other amounts payable under the Tax Insurance Policy at least five Business Days before the same are due and shall provide written notice to the Buyer thereof.
(c)Transfer Election. With respect to the Transferred Tax Credits, the Partner Counterparty shall cause the Seller to (i) file an election to transfer the Transferred Tax Credits to the Buyer not later than the due date (including extensions, and as such date may be extended by the IRS or Treasury) for the tax return of the Seller for the taxable year for which such Transferred Tax Credits are determined and otherwise in the time and manner required by the IRS or Treasury, Applicable Laws and this Agreement, consistent with current and future guidance issued under Section 6418 of the Code (a “Transfer Election”) and (ii) provide the Buyer with the relevant portions of the Transfer Election (with redactions solely of information that is not relevant to the Transfer Election if such redactions are deemed necessary or reasonably appropriate by the Seller) and verification from the Seller’s federal income tax return preparer that the Transfer Election was properly made and the Transferred Tax Credits were properly transferred to the Buyer in the amount described in this Agreement; provided, that if the Partner Counterparty is unable to cause the Seller to provide such verification, the Partner Counterparty shall provide, or cause the Seller to provide, other evidence, reasonably satisfactory to the Buyer, that the Transfer Election was properly made and the Transferred Tax Credits were transferred to the Buyer. No later than September 13, 2024, the Partner Counterparty shall cause the Seller to deliver an executed Transfer Election Statement in substantially the form attached as Exhibit 1 (and otherwise consistent with, and including the information required by, Treasury Regulations Section 1.6418-2(b)(5) (or any updated, finalized, superseding or successor provision)) duly executed by or on behalf of the Seller.

Exhibit 10.1

(d)Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the Transactions; provided, however, that this clause (d) shall not prohibit or require any action (or inaction) that results in a Tax Credit Loss that is fully insured pursuant to the Tax Insurance Policy. At any time, or from time to time after the Effective Date, each Party shall, at the other Party’s reasonable request, and at the Partner Counterparty’s sole cost and expense, execute and deliver such instruments of transfer, conveyance, assignment and assumption, in addition to this Agreement, and take such other actions (including making regulatory or other filings) as any Party may reasonably request in order to further evidence and effectuate the Transactions.
Section 6    Partner Counterparty Indemnification.
(a)Partner Counterparty Indemnification. The Partner Counterparty agrees to indemnify and make whole the Buyer and its Affiliates, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) against (i) any inability of the Buyer to claim, or any reduction, recapture, loss or disallowance of, all or any portion of the Transferred Tax Credits, plus additions to tax, interest and penalties imposed on the Buyer Indemnified Parties in respect thereof (including any penalty under Section 6418(g)(2)(A) of the Code) and any legal or other expenses incurred in connection with any tax audit or tax controversy with respect to the Transferred Tax Credits, (ii) any other losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Buyer Indemnified Party, incurred by or asserted against any Buyer Indemnified Party arising out of, in connection with, or as a result of any breach of a representation, warranty or covenant of the Seller, and (iii) to the extent a Change in Tax Law Termination Event occurs after the Closing Date, any losses (including recapture, loss, disallowance, reduction, additions to tax, penalties or interest) incurred by the Buyer with respect to the Transferred Tax Credits as a result of such Change in Tax Law Termination Event (collectively, a “Tax Credit Loss”), other than any Tax Credit Loss that is solely attributable to (A) a breach by the Buyer of any representation, warranty or covenant contained herein, (B) the inability of the Buyer to utilize or otherwise benefit from the Transferred Tax Credits due to the Buyer having an insufficient tax liability in the year in respect of which the Transferred Tax Credits are transferred, (C) the failure by any Buyer Indemnified Party to properly claim any Transferred Tax Credits (unless such failure was attributable to information provided by the Partner Counterparty or the Seller, or otherwise results from acts or omissions of the Seller), (D) the Buyer making any election to change its taxable year for U.S. federal income tax purposes, or (E) the gross negligence, willful misconduct or fraud undertaken by any Buyer Indemnified Party. The Buyer further acknowledges and agrees that the Buyer’s sole recourse for any indemnification pursuant to or arising from this Agreement is to the Partner Counterparty or, if applicable, to the Partner Guarantor pursuant to the Partner Guaranty, and not under any circumstance to the Seller, the Project Company or any of Seller’s members (other than the Partner Counterparty), and the Buyer waives any claim it may have against the Seller, the Project Company or any of the Seller’s members (other than the Partner Counterparty) for any indemnification pursuant to or arising from or otherwise with respect to this Agreement and the transactions contemplated hereby.
(b) Limitations on Liability. The Partner Counterparty’s aggregate indemnity obligation to the Buyer Indemnified Parties under Section 6(a) shall not exceed the sum of (i) an amount equal to 100% of the Purchase Price, (ii) additions to tax, interest and penalties imposed on, and including legal and other service costs incurred by the Buyer Indemnified Parties in connection with any resulting underpayment or the excessive transfer of Transferred Tax Credits, including any penalty under Section 6418(g)(2)(A) of the Code, (iii) all costs incurred by each applicable Buyer Indemnified Party in connection with enforcing its rights and remedies hereunder or in defending itself from any IRS or other adverse action caused hereby, and (iv) any tax gross-up amount payable pursuant to Section 6(c) (the “Indemnity Cap”), except the Indemnity Cap shall not apply to any claims of or attributable to the fraud, gross negligence or willful misconduct of the Partner Counterparty, Seller or Affiliate of

Exhibit 10.1
the Partner Counterparty or to any third party claims. In no event shall the Partner Counterparty have any liability under this Agreement for or in respect of any punitive, consequential, special, incidental, or exemplary damages or any nature, including damages for lost profits or revenues or the loss or use of such profits or revenues, damages to reputation, and damages for lost opportunities, in each case to the extent constituting consequential damages, regardless of whether such claim is based upon contract, warranty, tort (including negligence and strict liability) or other theory of law (but not any such damages to the extent required to be paid by a Buyer Indemnified Party pursuant to a judgment obtained by a third party against the Buyer for a claim for which the Partner Counterparty is required to provide an indemnity hereunder); provided, that any Tax Credit Loss for which the Partner Counterparty is obligated to indemnify the Buyer pursuant to Section 6(a) shall be recoverable as damages subject to the limitations described in the first sentence of this Section 6(b) and shall not constitute excludable punitive, consequential, special, incidental or exemplary damages. Each Buyer Indemnified Party (other than the Buyer) shall be an express third-party beneficiary of this Agreement for purposes of enforcing its rights pursuant to this Section 6.
( c) After-Tax Basis. For tax reporting purposes and except as otherwise provided in this Section 6(c), each Party will treat and report indemnification payments paid under any of the provisions of this Section 6 as a nontaxable reimbursement or purchase price adjustment, as the case may be; provided, however, the Parties agree that (A) (i) the Buyer’s profit from the purchase of Tax Credits under this Agreement (e.g., if the Buyer paid $0.95 for $1.00 of Tax Credits, its profit would have been $0.05) related to such indemnification payment and (ii) penalties and interest imposed by the IRS related to such indemnification payment shall be grossed up for U.S. federal, state and local income taxes, using the highest marginal U.S. federal, state and local income tax rate applicable to corporations provided for in Section 11 of the Code (or such other Applicable Law with respect to state and local taxes) as of the date of the payment and (B) if Buyer delivers to the Partner Counterparty an opinion of Mayer Brown LLP or another nationally recognized counsel reasonably agreed by the Parties that for U.S. federal, state or local income tax purposes such indemnity payment is “more likely than not” taxable income, then such indemnification payment shall be grossed up for such income taxes, using the highest marginal U.S. federal, state and local income tax rate applicable to corporations provided for in Section 11 of the Code (or such other Applicable Law with respect to state and local taxes) as of the date of the payment. In the event that any indemnification payment treated as a nontaxable reimbursement or Purchase Price adjustment is subsequently determined in a Final Determination to be includable as income of the recipient for U.S. federal, state or local income tax purposes, such indemnification payment shall also be grossed up for such taxes, using the highest marginal U.S. federal, state and local income tax rate applicable to corporations provided for in Section 11 of the Code (or such other Applicable Law with respect to state and local taxes) as of the date of the payment.
(d) Tax Contests. The Buyer shall conduct the defense of any tax controversy relating to the Transferred Tax Credits except to the extent (i) the Partner Counterparty has agreed in writing (subject to the Indemnity Cap) to indemnify the Buyer Indemnified Parties for any loss (including the loss of the Transferred Tax Credits, plus any additions to tax, interest and penalties imposed on the Buyer Indemnified Parties in respect thereof) arising as a result therefrom, (ii) the Partner Counterparty has demonstrated to the reasonable satisfaction of the applicable Buyer Indemnified Party the wherewithal of the Opal Parties, to pay such indemnity, (iii) Buyer reasonably determines that Partner Counterparty can conduct the defense of the tax controversy in its own name and not in Buyer’s name, and (iv) the applicable Buyer Indemnified Party does not affirmatively waive in writing its right to indemnification pursuant to Section 6(a) with respect to such Transferred Tax Credits. If clauses (i) through (iv) in the preceding sentence are satisfied, then the Partner Counterparty, or a representative of the Partner Counterparty, will conduct the defense of the audit, and any subsequent contest of IRS claims for which the Partner Counterparty would be obligated to indemnify the Buyer Indemnified Parties, at the Partner Counterparty’s expense; provided, that the applicable Buyer Indemnified Party shall have the right to control the defense of such tax controversy if the Buyer affirmatively waives in writing its right to indemnification pursuant to Section 6(a) with respect to the applicable Transferred Tax Credits. In such an instance, the Partner Counterparty shall keep the applicable Buyer Indemnified Party informed of any developments in such audit or contest to the extent relevant to the Transferred Tax Credits and allow the applicable Buyer Indemnified Party to

Exhibit 10.1
participate in such audit or contest, at the expense of such Buyer Indemnified Party, and such Buyer Indemnified Party shall cooperate with the Partner Counterparty in connection with such audit or contest. In the event that the Buyer conducts the defense of any tax controversy relating to the Transferred Tax Credits in accordance with this Section 6(d), (1) Partner Counterparty shall cooperate with the Buyer in connection with such tax controversy and (2) Buyer shall not settle, compromise, abandon or appeal such tax controversy without the Partner Counterparty’s consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that in no event shall Buyer be required to pursue any judicial remedy (or otherwise pursue any remedy other than federal administrative remedies) in connection with such tax controversy. In connection with any such tax controversy or defense or contest thereof, for any matter that is not related to the Transferred Tax Credits, (y) no Buyer Indemnified Party shall have any right to participate in or control any audit or controversy that is between the IRS and the Seller (or any Affiliate of the Seller) and to which such Buyer Indemnified Party is not a party, and shall have no consent rights over any such audits, settlements, or controversies and (z) the Partner Counterparty shall have no right to participate in or control any audit or controversy that is between the IRS and the Buyer (or any Buyer Indemnified Party) and to which the Partner Counterparty or any Affiliate of the Partner Counterparty is not a party, and shall have no consent rights over any such audits, settlements, or controversies.
(e) Survival of Representations and Warranties of the Partner Counterparty. Without limiting the Partner Counterparty’s indemnification obligations set forth in this Section 6, all claims of the Buyer for breaches of any representation or warranty of the Partner Counterparty must be made within 18 months after the Payment Date, other than any of the following claims:
(i)Claims for breaches of the representations and warranties of the Partner Counterparty set forth in Section 4(a)(i) (Organization and Authority), Section 4(a)(ii) (Authorization and Execution) and Section 4(a)(iii) (No Violation) shall survive indefinitely; and
(ii)Claims for breaches of the Specified Tax Representations shall survive until the later of (A) the date that is six months after the applicable statute of limitations expires on any IRS audit for the applicable tax year of the Buyer and (B) the expiration of the Recapture Period.
(f) Survival of Representations and Warranties of the Buyer. All claims of the Partner Counterparty for breaches of any representation or warranty of the Buyer must be made within 18 months after the Payment Date, other than any of the following claims:
(i)Claims for breaches of the representations and warranties of the Buyer set forth in Section 4(a)(i) (Organization and Authority), Section 4(a)(ii) (Authorization and Execution) and Section 4(a)(iii) (No Violation) shall survive indefinitely; and
(ii)Claims for breaches of the representations and warranties of the Buyer set forth in Section 4(a)(vii) (Related Party) and Item (1) on Schedule 4 shall survive until the date that is six months after the applicable statute of limitations expires on any IRS audit for the applicable tax year of the Seller.
(g) Notice of Claims. If written notice of a claim for indemnification is given by the Buyer prior to the last day of the applicable survival period (as determined pursuant to Section 6(e)), then the indemnification obligations of the Partner Counterparty will survive until the final resolution of such claim.
(h) Indemnity Payment. Indemnification payments made pursuant to this Section 6 shall be due in respect of any claim (i) within twenty days after the date on which Partner Counterparty has been notified by Buyer of such indemnification claim if such claim is not being contested in accordance with Section 6(d) or (ii) within ten Business Days of a Final Determination if such claim is being contested in accordance with Section 6(d).

Exhibit 10.1
Section 7    Miscellaneous.
(a)Amendments; Waivers. This Agreement may not be amended or modified except by an instrument in writing signed by each Party hereto. No failure or delay by any Party in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that such Party would otherwise have. No waiver of any provision of this Agreement consent to any departure by any Party therefrom shall in any event be effective unless the same shall be in writing and executed by both Parties, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
(b)Notices. All notices and other communications hereunder shall be in writing and given to the Parties at the addresses set forth on Schedule 6, or at such other address as any Party hereafter may designate to the others in accordance with this Section 7(b). Unless otherwise provided herein, any notice or other communication required or permitted to be given hereunder (a “Notice”), shall be in writing and delivered (i) in person, (ii) by registered or certified mail with postage prepaid and return receipt requested,
(iii)by recognized overnight courier service with charges prepaid or (iv) by e-mail. A Notice or other communication will be deemed delivered on the earliest to occur of (A) its actual receipt when delivered in person, (B) the fifth Business Day following its deposit in registered or certified mail, with postage prepaid, and return receipt requested, (C) the second Business Day following its deposit with a recognized overnight courier service, or (D) the date upon which the receiving Party responds to a Notice sent by e-mail confirming that it has received such e-mail, or, if such date of receipt is not a Business Day, the next Business Day following such date; provided, that if the sender of such e-mail Notice does not receive such a response, then that e-mail Notice shall not be deemed delivered unless such Notice is also delivered by one of the methodologies described in clauses (i) through (iv) of this Section 7(b). Any Notice or other communication received on a day that is not a Business Day or later than 5:00 p.m. (Eastern time) on a Business Day shall be deemed to be received on the next Business Day.
(c)Entire Agreement; No Other Representations. The Transaction Documents embody the entire agreement and understanding of the Parties hereto in respect of the Transactions and supersede all prior agreements, letters of intent, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the Parties with respect to the Transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the Parties with respect to the Transactions, other than those expressly set forth or referred to herein. The representations and warranties made pursuant to Section 4 are the sole representations and warranties of the Parties with respect to the Transactions and any other representations and warranties, implied or otherwise, and any reliance thereon are hereby disclaimed by both Parties.
(d)Counterparts. This Agreement may be executed and delivered (including by electronic mail transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Partner Counterparty and the Buyer and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed by signatures delivered by email, and a copy hereof that is executed and delivered by a Party by email (including in .pdf format) will be binding upon

Exhibit 10.1
that Party to the same extent as a copy hereof containing that Party’s original signature. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement shall be deemed to include electronic signatures (e.g., signatures effected through DocuSign), which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(e)GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF).
(f)WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH THIS AGREEMENT.
(g)SUBMISSION TO JURISDICTION. ALL ACTIONS OR PROCEEDINGS BROUGHT AGAINST EITHER PARTY WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS MAY ONLY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. EACH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO ANY LEGAL ACTION OR PROCEEDING BY DELIVERY THEREOF TO IT BY HAND OR BY MAIL (BUT NOT BY E-MAIL) TO THE ADDRESS SET FORTH IN SCHEDULE 6. NOTHING HEREIN SHALL AFFECT THE RIGHT OF EITHER PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.
(h)Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any Party.
(i)Binding Effect; Assignment. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each Party and their successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Neither Party may assign any or all of its rights, privileges and obligations hereunder without the prior written consent of the other Party, except Buyer may assign all of its rights, obligations and liabilities hereunder to an Affiliate of Buyer that has similar or better creditworthiness than the Buyer upon notice of such assignment to the Partner Counterparty.
(j) Public Announcements. Subject to any requirements of Applicable Law, neither Party shall issue, or permit any of their respective Affiliates to issue, any press release or otherwise make any public statements

Exhibit 10.1
with respect to this Agreement or the Transactions without the prior written consent of the other Party. Subject to any requirements of Applicable Law, each Party will be given the opportunity to review in advance, upon the request of such Party, all information relating to the Transactions that appears in any filing made in connection with the Transactions.
(k) Confidentiality.
(i)Except to the extent necessary for the exercise of rights and remedies and the performance of its obligations under this Agreement, the Buyer shall, and shall cause its Affiliates and their respective stockholders, members, subsidiaries and representatives to, hold confidential all information they may have or obtain concerning the Partner Counterparty and the Seller Parties, and their respective assets, business, operations or prospects, the Facility or this Agreement (collectively, the “Confidential Information”); provided, that such Confidential Information shall not include any information that (A) becomes generally available to the public other than as a result of a disclosure by the Buyer or any of its representatives, (B) becomes available to the Buyer or any of its representatives on a non-confidential basis and through no willful breach of any Applicable Laws or a knowing breach of any contractual confidentiality obligations prior to its disclosure by the Partner Counterparty or a Seller Party or their representatives, (C) is required or requested to be disclosed by the Buyer or any of its Affiliates or respective stockholders, members, subsidiaries or representatives as a result of any applicable legal requirement or rule or regulation of any stock exchange, the National Association of Insurance Commissioners or other regulatory authority having jurisdiction over the Buyer or any of its Affiliates or respective stockholders, members, subsidiaries or representatives, (D) is required or requested by the IRS in connection with the Facility or Tax Credits relating thereto, including in connection with a request for any private letter ruling, any determination letter or any audit or (E) is independently developed by the Buyer or any of its representatives; provided, further, that with respect to clause (C) and clause (D) above, if such Confidential Information remains or is reasonably believed to remain generally unavailable to the public, such information will remain Confidential Information in all other respects and for all other purposes. Each Party acknowledges that disclosures pursuant to clause
(C) above may be subject to the Freedom of Information Act, 5 U.S.C. Section 552. If any Party becomes compelled by legal or administrative process to disclose any Confidential Information, such Party will provide the other Party with prompt Notice so that the other Party may seek a protective order or other appropriate remedy or waive compliance with the non-disclosure provisions of this Section 7(k) with respect to the information required to be disclosed. If such protective order or other remedy is not obtained, or such other Party waives compliance with the non-disclosure provisions of this Section 7(k) with respect to the information required to be disclosed, the first Party will furnish only that portion of such information that it is advised, by opinion of counsel, is legally required to be furnished and will exercise reasonable efforts, at the other Party’s expense, to obtain reliable assurance that confidential treatment will be accorded such information, including, in the case of disclosures to the IRS described in clause (D) above, to obtain reliable assurance that, to the maximum extent permitted by applicable legal requirements, such information will not be made available for public inspection pursuant to Section 6110 of the Code.
(ii)Except to the extent necessary for the exercise of its rights and remedies and the performance of its obligations under this Agreement, the Partner Counterparty and its Affiliates will hold confidential and not disclose directly or indirectly, any of the economic terms particular to this Agreement, including the amount of the Purchase Price or the identity of the Buyer other than with respect to the disclosures of the type described in clauses (A) through (E) in Section 7(k)(i) or in Section 7(k)(iii). The foregoing shall not restrict the Partner Counterparty, the Seller

Exhibit 10.1
or the Project Company (or any Affiliate) from using project data related to the Facility in connection with the development of other renewable energy or other projects by the Partner Counterparty, the Seller or the Project Company (or any Affiliate).

(iii)Except as required by Applicable Laws, no Party shall make any public announcements concerning this Agreement or the Transactions without the prior written consent of the other Party and if any Party shall make any such public announcement as required by Applicable Laws, it shall provide notice of such announcement to the other Party as soon as reasonably possible.
(iv)Notwithstanding anything to the contrary set forth in this Agreement, the Partner Counterparty, the Seller Parties and their Affiliates shall be permitted to share Confidential Information with their representatives and prospective purchasers, transferees or assignees of the equity interests in the Seller Parties; provided, that such Persons agree to keep such information confidential in accordance with the terms of this Section 7(k).
(v)Nothing contained in this Section 7(k) shall be construed so as to prohibit a Party from using any Confidential Information in connection with (A) any claim against the other Party,
(B) any exercise by such Party of any of its rights hereunder (including the ownership, operation and administration of the Project Company and the Facility) or (C) a disposition by the Seller or its Affiliates of all or a portion of its interest in the Project Company; provided, that such potential purchaser shall have entered into a confidentiality agreement with respect to Confidential Information on customary terms used in confidentiality agreements in connection with corporate acquisitions before any such information may be disclosed.
(vi)In addition, each Party hereby acknowledges that the U.S. federal securities laws and applicable European securities laws, among other things, prohibit certain Persons in possession of material, non-public information concerning companies or securities from buying or selling securities issued by those companies or disclosing that material, non-public information to others who buy or sell those securities while in possession of that information (or disclose that information to others who buy or sell). Notwithstanding anything herein to the contrary, the Parties and their respective representatives may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to such party relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with securities laws. For this purpose, “tax structure” is limited to facts relevant to the U.S. federal income tax treatment of the transaction and does not include information (A) relating to the identity of the Parties, their Affiliates, agents, or advisors or (B) the operation or design of the Facility.
(l) Specific Performance. In the event of a breach by a Party of the provisions of Section 2, Section 7(i) or Section 7(k), the other Party will have the right to seek specific performance and injunctive relief giving effect to its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. The Parties hereto agree that any such breach would cause irreparable injury, that the remedies at law for any such breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.
(m) Protection of Title; Transfers Intended as Sale; Security Interest.

Exhibit 10.1
(i)It is the express intent of the parties hereto that each transfer of Transferred Tax Credits by the Seller to the Buyer, as contemplated by this Agreement be, and be treated as, a sale by the Seller to the Buyer. It is, further, not the intention of the Parties that any such transfer be, or be deemed, a pledge of the Transferred Tax Credits by the Seller to the Buyer to secure a debt or other obligation of the Seller.

(ii)In the event that, notwithstanding the intent of the Parties, the Transferred Tax Credits are held by a court to continue to be property of the Seller then (A) this Agreement shall be deemed to be a security agreement within the meaning of Articles 8 and 9 of the applicable Uniform Commercial Code and (B) the transfer of Transferred Tax Credits provided for herein shall be deemed to be a grant by the Partner Counterparty, and the Partner Counterparty does hereby grant, to the Buyer a first-priority security interest in all of the Partner Counterparty’s right, title and interest in, to and under the following, whether now owned or existing or hereafter arising and wherever located: (1) the Transferred Tax Credits and the Minimum Documentation and (2) all Proceeds (as defined in the Uniform Commercial Code), voluntary or involuntary, of the foregoing. Each of the Parties shall, to the extent consistent with this Agreement, take such actions as may be reasonably necessary to ensure that, if this Agreement were deemed to create a security interest in the Transferred Tax Credits, such security interest would be deemed to be a perfected security interest of first priority under Applicable Law, including that the Partner Counterparty (on behalf of the Seller) hereby authorizes the filing of financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing office as the Buyer may determine, in its sole discretion, are necessary or advisable, to the extent this Agreement were deemed to create a security interest in the Transferred Tax Credits, to perfect (or maintain) any such security interest granted to the Buyer in connection herewith. Such statements may name the Seller or the Project Company as “debtor” and the Buyer as “secured party”.
(iii)The Partner Counterparty hereby represents and warrants that as of the date hereof:
(A) the full and correct legal name of the Seller is Paragon RNG LLC, (B) its type of organization is a limited liability company, (C) its jurisdiction of organization is Delaware, (D) the Seller’s mailing address and place of business (or, if the Seller has more than one place of business, the location of the chief executive office of the Seller) is One North Lexington Avenue, Suite 1450, White Plains, NY 10601, and (E) the Seller has not, since its formation, changed its “location” (as defined in Section 9-307 of the Uniform Commercial Code), changed its name or become a “new debtor” (as defined in Section 9-102(a)(56) of the Uniform Commercial Code) with respect to a currently effective security agreement previously entered into by any other Person.
(iv)The Partner Counterparty shall notify the Buyer in writing within ten days following the occurrence of (A) any change in the Seller’s type of organization or jurisdiction of organization, (B) any change in the Seller’s “location” (within the meaning of Section 9-307 of the Unform Commercial Code), and (C) any change in the Seller’s name, and shall take all action prior to making such change reasonably necessary or advisable in the opinion of the Buyer to amend all previously filed financing statements or continuation statements described in this Section 7(m).
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Exhibit 10.1

IN WITNESS WHEREOF, the Partner Counterparty and the Buyer have executed this Tax Credit Purchase Agreement as of the date first above written.
PARTNER COUNTERPARTY:
OPAL PARAGON LLC

By:    /s/ Scott Contino

Name: Scott Contino
Title:    Interim Chief Financial Officer

Exhibit 10.1
IN WITNESS WHEREOF, the Partner Counterparty and the Buyer have executed this Tax Credit Purchase Agreement as of the date first above written.
BUYER:
APOLLO MANAGEMENT HOLDINGS, L.P.

By:    /s/ John DeRosa
Name: John DeRosa
Title:     Vice President